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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

FIRST MARINER BANK

    Subsidiaries of First Mariner Bank:

       - Compass Properties, Inc.

       - First Mariner Mortgage Corporation

       - First Mariner Investments Corporation